Exhibit B-180

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 MYRpower, Inc.


       FIRST:     The name of the corporation is MYRpower, Inc. (the
"Corporation").

       SECOND: The registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

       THIRD:     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

       FOURTH: The class of stock to be issued will be common with a par value per share of $.01. The total number of shares of stock authorized is 1,000 and the number of shares proposed to be issued is 100.

       FIFTH:     The name and mailing address of the incorporator are as
       follows:

             Name                          Mailing Address
             ----                          ---------------

             Byron D. Nelson               MYR Group Inc.
                                           Three Continental Towers
                                           1701 West Golf Road
                                           Suite 1012
                                           Rolling Meadows, Illinois 60008

       SIXTH:     The original bylaws of the Corporation shall be adopted by the incorporator. Thereafter, in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

       SEVENTH:   Meetings of stockholders may be held within or without the
State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may


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be  designated  from time to time by the board of  directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

       EIGHTH: (1) Each person who is or was a director or officer of the Corporation or a subsidiary of the Corporation and each person who serves or served at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (and the heirs, executors, administrators and estates of any such persons), shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the provisions of the Delaware General Corporation Law as it may from time to time be amended. Each person who is or was an employee or agent of this Corporation, and each person who serves or has served at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, may be similarly indemnified at the discretion of the board of directors.

                  (2) No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                  (3) No amendment to or repeal of this Article EIGHTH shall apply to or have any effect on the right to indemnification or liability or alleged liability of any person who is or was a director or officer of the Corporation or a subsidiary of the Corporation or any person who serves or served at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (or the heirs, executors, administrators and estates of any such persons), for or with respect to any acts or omissions of such person occurring prior to such amendment.

       NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by Statute, and all rights conferred upon stockholders herein are granted subject to this reservation.




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       IN WITNESS  WHEREOF,  the undersigned has made,  signed and  acknowledged this Certificate this 18th day of April, 2000


                                     --------------------------
                                     Byron D. Nelson
                                     Incorporator